Interups Inc

Interups Inc		
Balance Sheet (Unaudited) as of June 15, 2020		
Assets		15-Jun-20
Cash & Cash Equivalents	$	239,278
Prepaid Expenses	$	-
Accounts Receivable	$	139,995,670
Total Assets	$	**140,234,948**
Liabilities		
Accounts Payable & Accrued Liabilities	$	2,195,900
Dues to Related Parties	$	9,573,078
Provision for Taxes	$	29,554,228
Loans Payable	$	683,350
Total Liabilities	$	42,006,555
Stockholders' Equity		
Common Stock @ Par Value of 0.001 per share; 75,000,000 shares authorized; 6,900,000 issued & outstanding.	$	6,900
Common Stock Issuable - Class 1	$	75
Common Stock Issuable - Proceeds from Reg D & S Investments	$	1,213,590
Additional Paid-In Capital	$	40,437
P&L ACCOUNT (SUPLUS/Deficit Accumulated)	$	96,967,391
Total Stockholders' Equity	$	98,228,392
Total Liabilities & Stockholders' Equity	$	**140,234,948**

Interups Inc		
Income Statement (Unaudited)		15-Jun-20
Revenue	$	139,992,000
Expenses:		
Operating Expenses:		
Consulting & Service Fees - Related Parties	$	(1,729,264)
Consulting & Service Fees	$	(1,251,136)
Bank Service Fees	$	(14,790)
Legal & Related Service Fee	$	-
Professional Fees	$	(324,300)
General & Administrative Expenses	$	(1,250,220)
IT Expenses	$	(125,704)
Office Expenses	$	(1,340,639)
Travel & Accommodation Expenses	$	(1,757,872)
Rent Expenses	$	-
Other Business Expense	$	(203,330)
Other Business Expense (India)	$	(950,905)
Total of Operating & General Expenses	$	(8,948,160)
Other Expenses:		
Interest Expense	$	(36,969)
Miscellaneous Income/Loss:		
Write-Off of Bank Credit & Other Discounts	$	-
Gains/Losses due to Currency Fluctuations	$	34,616
Profit Before Taxes	$	131,041,487
Provision for Taxes @ 25%	$	29,554,228
Profit after Taxes (PAT)	$	101,487,259
Net Earnings / Loss per Share - Basic and Diluted	$	14.71

INTERUPS INC

Laxmi Prasad

90 State Street, Suite 700 Office 40, Albany NY 12207
Phone: (646) 575 9161 Email:laxmi.prasad@itupglobal.com